                                                                    EXHIBIT 2.17

                               AMENDMENT AGREEMENT

This Amendment Agreement is entered into this 13th day of May 1999 between:

(1)      M-R Group plc ("M-R"); and

(2)      Lason, Inc. ("Lason").

WHEREAS:

(A) M-R and Lason entered into a transaction agreement 25 March, 1999 (the "Transaction Agreement").

(B) The parties entered into an amendment agreement to the Transaction Agreement on 30 April, 1999 (the "Amendment Agreement").

(C) The parties have agreed to further amend the Transaction Agreement as set out below.

IT IS AGREED:

1. Capitalised terms used but not otherwise defined in this Amendment Agreement shall have the meanings given to them in the Transaction Agreement.

2. Each of the parties hereto agrees that the number of shares of Lason Common Stock to be issued to M-R Shareholders as consideration under the Scheme has been varied from that specified in the Press Announcement to the following:

         for every 100 M-R Shares           5.376 new Lason Common Stock

         and so in proportion for any other number of M-R Shares held.

3. Except as expressly amended hereby, the Transaction Agreement, as amended by the Amendment Agreement, shall remain in full force and effect in accordance with its terms.

4. This Agreement shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF, Lason and M-R have caused this Amendment Agreement to be duly executed as of the day and year first above written.

LASON                                        M-R GROUP PLC

By: /s/ William J. Rauwerdink                By: /s/ Colin Haylock
    ------------------------------------        ----------------------------
Name: William J. Rauwerdink                  Name: Colin Haylock
Title:   Executive Vice President, CFO       Title:    Executive Chairman
         Secretary and Treasurer